Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 2nd day of February 2023, by and between Bridgford Foods Corporation, a California Corporation (the “Company”) with a principal place of business at 1308 North Patt Street, Anaheim, California , and Raymond Lancy (“Consultant”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

1. Consulting Engagement.

(a) Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to perform, during the term and subject to the conditions of this Agreement, such consulting services as are contemplated by this Agreement.

(b) Consulting Services. Consultant shall consult with and render to the Company consulting services, including, but not limited to, business development and strategic partnering . Consultant shall make himself available and shall render such services at such times and places as mutually and reasonably agreed upon between the Company and Consultant.

(c) Consultant’s Other Obligations. Consultant is free to contract with other persons and/or entities to provide them with services during the terms of this Agreement, so long as such services do not directly create a conflict or interfere with the services provided by Consultant to the Company under this Agreement. Consultant represents and warrants that Consultant is authorized to enter into this Agreement and that none of Consultant’s other positions or relationships will impair Consultant’s ability to render consulting services under, and to comply with, the terms of this Agreement. Consultant agrees not to provide or otherwise make available to the Company any confidential or proprietary information of any such employer or other companies.

(d) Conduct. Consultant agrees to conduct the services in conformity with the highest standards in the industry and all applicable laws.

2. Term of Engagement.

(a) Term. Consultant’s engagement with the Company shall commence on the date of retirement from active service and shall continue until terminated by either Consultant or the Company as hereinafter provided.

(b) Early Termination. This Agreement may be terminated at any time by either the Company or Consultant upon thirty (30) days written notice.

3. Consideration.

(a) Cash Compensation for Services. The Company shall pay Consultant at the rate of $157.50 per hour, for services performed by Consultant for the Company pursuant to this Agreement. Amounts are to be paid monthly.

(b) Reimbursement of Expenses. Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant in rendering such services, including reasonable travel expenses and third party costs incurred by Consultant in the course of performing his services hereunder, provided that the incurrence of such expenses has received the prior written approval of the Company. Consultant shall be reimbursed within thirty (30) days of the submission of an expense report in which adequate support is provided for the expenses to be reimbursed.

4. Independent Contractor Status. It is expressly agreed and understood that Consultant, including his employees and/or subcontractors (if any), is performing services under this Agreement as an independent contractor for the Company and neither Consultant nor any of his employees or subcontractors is an employee or agent of the Company. The Company’s liability hereunder shall be limited to payment of the fees and expense reimbursements provided in this Agreement. All liability to the persons actually providing services under this Agreement or related to the providing of such services, including but not limited to, payment of wages or other compensation, withholding of taxes and similar charges related to such wages or other compensation, and worker’s compensation, shall be the sole responsibility of Consultant.

5. Confidential Information.

(a) Company Information. Consultant agrees at all times during the term of his engagement and thereafter to hold in strictest confidence, and not to use, except for the benefits of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its licensor, licensee or other third party with which it has a business relationship, including any such information developed hereunder (hereinafter referred to as “Confidential Information”).

(b) Other Employer Information. Consultant agrees that Consultant will not, during the term of his engagement by the Company, improperly use or disclose any proprietary information or trade secrets of former or concurrent employers or companies, and that Consultant will not bring onto the premises of, or provide to, the Company any unpublished documents or any property belonging to former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

(c) Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the prior express written authorization of the Company.

6. Ownership of Products and Innovations.

(a) Products Assigned to the Company. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign, and does hereby assign, to the Company all his right, title, and interest in and to any and all products, developments, improvements or trade secrets which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, and which arise out of or relate to the services provided hereunder.

(b) Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all developments and trade secrets directly related to the services provided hereunder.

(c) Obtaining Patents and Copyright Registrations. Consultant agrees that Consultant’s obligation to assist the Company to obtain United States or foreign patents and copyright registrations covering inventions and original works of authorship assigned to the Company shall continue beyond the termination of this engagement, but the Company shall compensate Consultant at a reasonable rate for time actually spent at the Company’s request on such assistance. If the Company is unable because of Consultant’s legal incapacity, mental or physical incapacity or for any other reason to secure the relevant signatures to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering product innovations in any such applications then Consultant hereby authorizes the Company to sign such documents on Consultant’s behalf, and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Consultant. The Company shall keep Consultant informed, at all times, of the status of prosecution of patents assigned hereunder.

7. Returning Company Documents. Consultant agrees that, at the termination of Consultant’s engagement by the Company, Consultant will deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) any and all records related to the services provided under this agreement.

8. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by recognized international overnight courier, facsimile or electronic mail, or otherwise actually delivered, to the following addresses:

If to the Company, to:

Bridgford Foods Corporation

1308 N. Patt Street

Anaheim, California 92801

Attention: CFO

Email: cmatthews@bridgford.com

If to Consultant, to:

Raymond Lancy

14751 Birchwood Place

Tustin, California 92780

Email: raylancy@outlook.com

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice received on a non-business day in the recipient’s location shall be deemed to have been duly given on the first business day thereafter, unless sooner received. Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written Notice thereof in the manner set forth above.

(b) Certain Disclosures. Consultant acknowledges that he has been informed of his rights under 18 U.S.C. Section 1833(b) which states in part: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended by the Company to conflict with or create liability for actions taken that are permitted under 18 U.S.C. Section 1833(b).

(c) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, relating to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement, have been relied upon by any party to this Agreement.

(d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California, U.S.A. Consultant agrees to the exclusive jurisdiction of the state and federal courts in California.

(e) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(h) Specific Performance. Consultant acknowledges and agrees that the Company is entering into this Agreement because of Consultant’s experience and knowledge, that no other person has such experience and knowledge, that the Company would have extreme difficulty in attempting to prove the actual damages suffered by it as a result of a breach by Consultant of any of his obligations under the Agreement, and that therefore, in addition to any other remedy at law or in equity, the Company shall be entitled to seek and receive specific performance and temporary, preliminary and injunctive relief from any violation of the provisions of this Agreement from any court of competent jurisdiction without the necessity of proving the actual amount of damages resulting from such breach.

(i) Attorneys’ Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by either party of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 8(i), attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

(j) Assignment. Consultant may not assign the rights, obligations or duties under this Agreement without the express written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any attempted or purported assignment or any delegation of Consultant’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by Consultant of his duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement.

(k) Waiver. Waiver by either of the parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

(l) Survival of Consultant’s Obligations. The obligations of Consultant hereunder shall survive the termination of Consultant’s engagement with the Company and the termination of this Agreement regardless of the reason or cause for such termination.

(m) No effect on other Post-employment agreements. The obligations of the Company regarding unpaid profit sharing, earned pension benefits or post-retirement healthcare are not affected by this agreement.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

COMPANY:

Bridgford Foods Corporation

By:

Name:

Title:

CONSULTANT

CONTACT:	Bridgford Foods Corporation
C. Matthews, 714/526-5533